Exhibit 99.1

Valentis, Inc.	Investor and Media Inquiries
Joe Markey	BPC Financial Marketing
(650) 697-1900 x369	John Baldissera
IR@Valentis.com	(800)-368-1217

VALENTIS ANNOUNCES THIRD QUARTER FISCAL 2006 FINANCIAL RESULTS

Burlingame, CA, May 12, 2006 - Valentis, Inc. (NASDAQ: VLTS) today announced results for its third fiscal quarter ended March 31, 2006.

Valentis reported a net loss for the three months ended March 31, 2006 of $4.9 million, or $0.32 per basic and diluted share, on revenue of $114,000, compared to a net loss of $3.0 million, or $0.23 per basic and diluted share, on revenue of $324,000 for the corresponding period of the prior year. Net loss for the nine months ended March 31, 2006 was $12.3 million, or $0.83 per basic and diluted share, on revenue of $587,000, compared to a net loss of $8.5 million, or $0.65 per basic and diluted share, on revenue of $1.6 million for the corresponding period of the prior year.

The decrease of approximately $1.0 million in revenue in the nine months ended March 31, 2006 compared to the corresponding period in 2005 primarily reflected approximately $1.0 million of license revenue recognized in the quarter ended September 30, 2004 that was non-recurring.

Total operating expenses for the quarter ended March 31, 2006 were approximately $5.0 million, an increase of approximately $1.6 million compared to the corresponding period in 2005. Total operating expenses for the nine months ended March 31, 2006 were approximately $13.1 million, an increase of approximately $2.8 million compared to the corresponding period in 2005. The increases were primarily attributable to higher pre-clinical and clinical study expenses incurred in the three months and nine months ended March 31, 2006, and non-cash stock-based compensation expenses of approximately $425,000 and $1.4 million recorded in the three months and nine months ended March 31, 2006, respectively.

On March 31, 2006, Valentis had approximately $7.9 million in cash, cash equivalents and short-term investments compared to approximately $12.5 million on June 30, 2005. The decrease of approximately $4.6 million primarily reflects the funding of ongoing operations, partially offset by net proceeds of approximately $5.0 million received from a private placement of Valentis’ common stock completed in March 2006.

About Valentis

Valentis is a biotechnology company engaged in the development of innovative products for peripheral arterial disease (PAD), a large and unsatisfied market. PAD is due to chronic inflammation of the blood vessels of the legs leading to the formation of plaque, which obstructs blood flow. VLTS 934, the company’s lead product, is an anti-inflammatory drug in Phase II testing. The Company’s second product for PAD is the Del-1 angiogenic protein; a product, which the Company believes promotes the formation of new blood vessels. Valentis has developed a series of technologies, including gene delivery and expression technologies, and proprietary formulation and manufacturing technologies that allow the generation of novel therapeutics to treat a wide range of diseases. While Valentis is focusing its efforts on the development of novel peripheral arterial disease therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Factors that could affect Valentis’ actual results include uncertainties related to the timing and costs of clinical trials, uncertainties related to the results of clinical trials, our ability to obtain financing and additional capital, our ability to continue to as a going concern, the early stage of product development and uncertainties related to product development. Further, there can be no assurance that Valentis will be able to develop commercially viable therapeutics for peripheral arterial disease, that any of Valentis’ programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial, including Valentis’ Phase IIb VLTS 934 trial, will be successful. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in Valentis’ operations and business environments. The risks and uncertainties to which Valentis is subject to are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2005 and Quarterly Reports on Form 10-Q for the periods ended September 30, 2005, December 31, 2005 and March 31, 2006, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

VALENTIS, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

Statement of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
License and other revenue	$114	$324	$587	$1,620
Total revenue	114	324	587	1,620

Operating expenses:
Research and development	3,694	2,608	9,299	7,254
General and administrative	1,320	750	3,801	3,020
Total operating expenses	5,014	3,358	13,100	10,274
Loss from operations	(4,900)	(3,034)	(12,513)	(8,654)

Interest income	50	70	208	220
Other expenses	—	(13)	(35)	(58)
Net loss	$(4,850)	$(2,977)	$(12,340)	$(8,492)

Basic and diluted net loss per share	$(0.32)	$(0.23)	$(0.83)	$(0.65)

Weighted-average shares used in computing net loss per common share	15,112	13,028	14,933	12,971

Condensed Balance Sheet
(in thousands)

	March 31, 2006	June 30, 2005
	(unaudited)	(*)
ASSETS
Cash, cash equivalent and short-term investments	$7,884	$12,513
Other current assets	477	694
Total current assets	8,361	13,207
Property and equipment, net	43	39
Goodwill and other assets, net	906	906
	$9,310	$14,152
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$3,536	$2,583
Deferred Revenue	27	—
Stockholders’ equity	5,747	11,569
	$9,310	$14,152

* Derived from audited financial statements